Exhibit 99.1

March 12, 2015

Dicerna Announces Fourth Quarter and Full Year 2014 Financial and Operational Results

-Management to Host Conference Call Today at 4:30 pm ET-

CAMBRIDGE, Mass. – (BUSINESS WIRE) – Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leader in the development of RNAi-based therapeutics targeting rare inherited diseases involving the liver and genetically defined cancers, today announced financial and operational results for the quarter and full year ended December 31, 2014.

“We are pleased with the progress we made in 2014 to advance our key rare disease and oncology programs. During the year we made major advances in subcutaneous delivery technology for the liver, laid the foundation to start clinical development of our lead rare disease program DCR-PH1 in 2015, and initiated two clinical trials for our DCR-MYC oncology program,” stated Douglas M. Fambrough, Ph.D., Dicerna’s president and chief executive officer. “We remain on track to have initial clinical data from our DCR-PH1 program and our first Phase 1 DCR-MYC program by year end 2015.”

Technology Update

Subcutaneous delivery to the liver with DsiRNA-EX Conjugates: DsiRNA-EX Conjugate technology is a proprietary delivery platform that is designed to enable convenient subcutaneous delivery for Dicerna’s emerging pipeline of liver-targeted RNAi therapies. These conjugates do not involve lipid nanoparticles and are built on the DsiRNA-EX platform, using an extension to one end of the double-stranded DsiRNA molecule. DsiRNA-EX Conjugates can be delivered subcutaneously while still retaining capability for intravenous administration, allowing flexibility in mode of administration.

•	During its R&D Update on December 15, 2014, Dicerna presented data from its DsiRNA-EX Conjugate technology and revealed that it is currently optimizing DsiRNA-EX Conjugates against four targets in the liver with additional programs planned.

Rare Disease Program Update

DCR-PH1: DCR-PH1 is a DsiRNA-EX-based therapeutic candidate for Primary Hyperoxaluria 1 (PH1), a rare, inherited disorder of liver metabolism that usually results in life-threatening damage to the kidneys. In a genetic mouse model of PH1, Dicerna has shown that DCR-PH1 knocks down the activity of the gene transcript that encodes for the enzyme glycolate oxidase, thereby significantly reducing the production of oxalate, the key disease pathology of PH1. This represented a functional cure for PH1 in the mice.

•	In October 2014, preclinical data were presented at the 10th Annual Meeting of the Oligonucleotide Therapeutics Society showing that DCR-PH1 provides further evidence of the rapid and durable activity of DCR-PH1, as well as long-term tolerability after four-month chronic dosing.

•	In November 2014, Dicerna announced a licensing agreement for the use of Tekmira’s proprietary lipid nanoparticle (LNP) technology for delivery of DCR-PH1. Tekmira’s LNP system has shown in other human clinical studies to provide potent, safe and effective RNA delivery to hepatocytes (liver cells). Licensing Tekmira’s LNP will streamline the development path for DCR-PH1.

•	During its R&D Update on December 15, 2014, Dicerna presented DCR-PH1 data in non-human primates that are supportive of an infrequent dosing regimen.

•	Dicerna expects to initiate a Phase 1 trial of DCR-PH1 in 2015, with initial clinical data released by late 2015.

Oncology Program Update

DCR-MYC: DCR-MYC is a potent and specific inhibitor of MYC, an oncogene frequently amplified or overexpressed in a wide variety of cancer tumor types, including hepatocellular carcinoma (HCC). DCR-MYC is a DsiRNA-based therapeutic formulated in Dicerna’s EnCore lipid nanoparticle for delivery to solid tumors. The MYC oncogene encodes a small intracellular protein that lacks a good binding site, which makes it a challenging target for traditional pharmaceutical approaches that seek to use small molecules or monoclonal antibodies to inhibit protein activity. Dicerna’s RNAi-based approach, which targets gene transcripts before they are translated into proteins, avoids these difficulties. This novel approach has yielded encouraging results in pre-clinical studies, in which Dicerna has shown that DCR-MYC knocks down MYC transcript activity and significantly reduces tumor volume in multiple mouse tumor models, including models of HCC.

Phase 1 DCR-MYC Trials in Solid Tumors and Hepatocellular Carcinoma (HCC)

•	In April 2014, Dicerna initiated a Phase 1 dose-escalating clinical study of DCR-MYC in patients with solid tumors, multiple myeloma, or lymphoma.

•	Dicerna expects top-line data from this Phase 1 trial in 2015.

•	In December 2014, Dicerna initiated a Phase 1b/2 clinical trial of DCR-MYC in patients with advanced HCC. This trial will enroll patients at sites in the U.S. and Asia. The first patient in this trial was dosed in January 2015.

Financial Results

•	Cash Position - As of December 31, 2014, the Company had $98.6 million in cash and cash equivalents and held-to-maturity investments as compared to $46.6 million in cash and cash equivalents as of December 31, 2013. In addition, the Company had $1.4 million of restricted cash, which reflects collateral securing its lease obligations. In February 2014, the Company completed its initial public offering (IPO) of common stock, raising net proceeds of approximately $92.7 million.

•	R&D Expenses - Research and development (R&D) expenses for the fourth quarter were $9.9 million, compared to $4.2 million for the same period in 2013. The increase was due primarily to the initiation of the clinical trial related to DCR-MYC, an increase in research activities related to DCR-PH1, which includes $2.5 million related to license fees paid to Tekmira for the LNP delivery of DCR-PH1, and increased employee-related expenses, including an increase in stock-based compensation of $0.8 million. R&D expenses for full year 2014 were $29.5 million, compared to $11.6 million for full year 2013. The increase was due primarily to the initiation of the clinical trial related to DCR-MYC, an increase in research activities related to DCR-PH1, which includes $3.0 million related to license fees paid to Tekmira for the LNP delivery of DCR-PH1, and increased employee-related expenses, including an increase in stock-based compensation of $2.4 million.

•	G&A Expenses - General and administrative (G&A) expenses for the fourth quarter were $4.7 million, compared to $2.2 million for the same period in 2013. The increase was primarily from the increased costs of operating as a public company and an increase in payroll related expenses, which includes an increase in stock-based compensation of $0.5 million. G&A expenses for full year 2014 were $15.6 million, compared to $5.8 million for full year 2013. The increase resulted primarily from an increase in payroll related expenses, which includes an increase in stock-based compensation of $2.6 million, an increase in the costs of operating as a public company and an increase in non-employee stock based compensation of $1.1 million.

•	Corporate Structure - We have taken several steps to create a platform to continuously achieve greater operational and financial efficiencies. Accordingly, we have modified our corporate structure and, as part of that effort, have transferred our non-U.S. intellectual property to a non-U.S. wholly-owned subsidiary.

•	Net Loss Attributable to Common Shareholders - Net loss attributable to common shareholders for the fourth quarter was $14.6 million compared to a net loss of $6.7 million for the same period in 2013. Net loss attributable to common shareholders for full year 2014 was $48.1 million compared to a net loss of $20.9 million for full year 2013.

More detailed financial information and analysis may be found in the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission (SEC) on March 12, 2015.

Guidance

Based on our current cash position and operating plan, the Company re-iterates its expectation that it has sufficient cash to fund operations through 2016. This estimate assumes no additional funding from new partnership agreements or debt or equity financing events.

Conference Call

Management will conduct a conference call at 4:30 p.m. ET today to review the Company’s fourth quarter and full year 2014 financial results. The call can be accessed by dialing (855) 453-3834 or (484) 756-4306 (international), and referencing conference ID 85714307. The conference call will also be webcast live over the Internet and can be accessed on the “Events & Presentations” page under the “Investors & Media” section of the Dicerna Pharmaceuticals website, www.dicerna.com, prior to the even. A replay of the call will be available beginning at 7:30 p.m. ET on March 12, 2015. To access the replay, please dial 855-859-2056 or 404-537-3406, and refer to conference ID 85714307. The webcast will also be archived on the Company’s website.

About Dicerna Pharmaceuticals, Inc.

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver and for cancers that are genetically defined. The Company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In both rare diseases and oncology, Dicerna is pursuing targets that have historically been difficult to inhibit using conventional approaches, but where connections between targets and diseases are well understood and documented. The Company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those relating to our preclinical research and other risks identified under the heading “Risk Factors” included in our most recent Form 10-K filing and in other future filings with the SEC. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Dicerna Pharmaceuticals, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands)

	AS OF DECEMBER 31,
	2014	2013
Cash and cash equivalents	$26,067	$46,595
Held-to-maturity investments	$72,556	$—
Total assets	$103,605	$49,794
Long-term debt, including current portion	$—	$4,847
Total liabilities	$5,265	$8,467
Total stockholders’ equity (deficit)	$98,340	$(68,919)

Dicerna Pharmaceuticals, Inc.

Consolidated Statements of Operations (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Operating expenses:
Research and development	$9,907	$4,194	$29,453	$11,558
General and administrative	4,710	2,243	15,648	5,820

Total operating expenses	14,617	6,437	45,101	17,378

Loss from operations	(14,617)	(6,437)	(45,101)	(17,378)

Preferred stock warrant remeasurement	—	(93)	(2,559)	126
Loss on extinguishment of debt	—	—	(143)	(318)
Other income (expense), net	27	(189)	(136)	(948)

Net loss	$(14,590)	$(6,719)	$(47,939)	$(18,518)

Less: Accretion and dividends on redeemable convertible preferred stock	—	9	204	2,388

Net loss attributable to common stockholders	$(14,590)	$(6,728)	$(48,143)	$(20,906)

Net loss per share allocable to common stockholders - basic and diluted	$(0.82)	$(199.91)	$(3.00)	$(709.57)

Weighted average shares outstanding - basic and diluted	17,778,575	33,655	16,070,054	29,463

Dicerna Pharmaceuticals, Inc.

GAAP to Non-GAAP Reconciliation: Net Loss and Net Loss Per Share

(unaudited, in thousands, except share and per share amounts)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
NET LOSS PER SHARE
GAAP net loss per share attributable to common stockholders - basic and diluted	$(0.82)	$(199.91)	$(3.00)	$(709.57)

Adjustments to net loss (as detailed below)	0.25	13.19	0.88	93.58

Non-GAAP loss per share - basic and diluted	$(0.57)	$(186.72)	$(2.12)	$(615.99)

An itemized reconciliation between net loss on a GAAP basis and net loss on a non-GAAP basis is as follows:
GAAP net loss attributable to common stockholders	$(14,590)	$(6,728)	$(48,143)	$(20,906)

Adjustments:
Accretion and dividends on redeemable convertible preferred stock	—	9	204	2,388
Preferred stock warrant remeasurement	—	93	2,559	(126)
Milestone Payment on License Agreement	2,500	—	3,000	—
R&D: Stock-based compensation	845	92	4,183	124
G&A: Stock-based compensation	1,168	250	4,054	371

Non-GAAP net loss	$(10,077)	$(6,284)	$(34,143)	$(18,149)

Weighted Average Shares Outstanding - basic and diluted	17,778,575	33,655	16,070,054	29,463

Numbers may not foot due to rounding

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs.

These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net loss and net loss per share. Our “Non-GAAP net loss” and “Non-GAAP net loss per share - basic and diluted” financial measures exclude the following items from GAAP net loss and net loss per share:

1. Stock-based compensation expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the accounting impact of share-based payments, for both employees and non-employees, better reflects the recurring economic characteristics of our business. Share-based payments to non-employees are measured at each reporting date and recognized as services are rendered or vesting occurs.

2. Warrant remeasurement in accordance with accounting standards for derivative instruments.

We believe that excluding preferred stock warrant remeasurement better reflects the recurring economics of our business. Upon our IPO, the warrants were reclassified to additional paid-in capital and are no longer marked to market.

3. Milestone Payment on License Agreement.

We believe that excluding the payment to Tekmira for the license to their LNP delivery technology for use in our PH1 development program better reflects the recurring nature of our business. Based on our current drug development program and recent advances in our technology platform, we do not expect to enter into similar licensing arrangements.

4. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.

Investor Contact:

Westwicke Partners

Peter Vozzo, 443-213-0505

peter.vozzo@westwicke.com

Media Contact:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com

Source: Dicerna Pharmaceuticals, Inc.